Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated for reference as of June 25, 2024 (the “Effective Date”).

BETWEEN:

VERSUS SYSTEMS INC, a company incorporated under the laws of British Columbia (“Versus” or, the “Company”),

MATTHEW PIERCE, the Chief Executive Officer of the Company and a business person having a residential address at 10851 Ocean Drive, Culver City, California, 90230 (“Pierce”);

CRAIG FINSTER, the Chief Financial Officer of the Company and a business person having a residential address at 3530 Twin Oaks Drive, Napa, California 94558 (“Finster”); and

KEYVAN PEYMANI, the Chairman of the Company (“Peymani”).

Each of the Company, Pierce, Finster, and Peymani are a “Party” and collectively, the “Parties”. Pierce, Finster, and Peymani are the “Departing Parties”.

WHEREAS:

A.	The Company and Pierce entered into an employment agreement dated June 30, 2016 which provides inter alia certain rights upon the occurrence of certain events (the “Pierce Employment Agreement”).

B.	The Company and Finster entered into an employment agreement dated May 1, 2019 which provides inter alia certain rights upon the occurrence of certain events (the “Finster Employment Agreement”).

C.	The Company and Peymani entered into an employment agreement dated May 1, 2020 which provides inter alia certain rights upon the occurrence of certain events (the “Peymani Employment Agreement” and collectively with the Pierce Employment Agreement and the Finster Employment Agreement, the “Departing Parties Employment Agreements”).

D.	The Company has disclosed certain risks, including financial and regulatory, in its most recent SEC filings, including the 10K filed April 1, 2024 and the 10Q filed May 15, 2024.

E.	The Departing Parties have agreed to bring their relationship as directors and/or officers of the Company to an end and leave the Company in the care of the remaining directors and the officers the remaining directors appoint to replace the Departing Parties.

F.	The Parties have negotiated an agreement with respect to all matters and issues arising out of and in connection with the Departing Parties relationship with the Company, which will be the full and final settlement of all matters relating to the Departing Parties relationship with the Company and the termination thereof.

The Parties agree as follows:

1.	Recitals. The preamble and the recitals are an integral part of this Agreement and are incorporated herein by reference.

2.	Resignation. Effective as of the Effective Date, each of Pierce, Finster, and Peymani resign from the each of their officer and director positions they hold with the Company and any of its affiliates (the “Resignations”) and will provide the Company with such written instruments as requested by the Company so as to give effect to such person’s Resignation.

3.	Final Payment. Immediately upon full execution of this Agreement, the Company will pay each of Pierce, Finster, and Peymani a final payment of equal to six months salary, as provided on Schedule A hereto. The board authorizes Pierce and Finster, to effectuate this payment and make these specific distributions.

4.	Effect on Employment Agreements. Each of the Departing Party Employment Agreements contain obligations of the Company to pay to the Departing Parties Base Salaries, Annual Bonuses, Benefits, Performance Cash Bonuses, Performance Warrants, or Stock Options upon a Change of Control or if the Departing Party resigns for Good Reason (all such terms have the meaning so assigned by the relevant Employment Agreement, and all such payments, the “Contingent Payments”). The Departing Parties each waive all claims to any of the aforementioned Contingent Payments whether or not anything single event or series of events has or may have triggered, or may trigger in the future any such Contingent Payment for any reason.

5.	Non-Disparagement. The Departing Parties and the Company will not, for a period of two (2) years after the Effective Date, directly or indirectly, in any manner whatsoever, including either individually, in partnership, jointly, or in conjunction with any other Person, defame or disparage the commercial, business or reputation, including without limitation financial, business acumen, or personal reputation, of any other Party or such Party’s Affiliates, including without limitation shareholders, officers, directors, or any of their products or services, or do anything that does or could in the determination of the other Party in its sole discretion, bring the other Party, any of its brands, products, or services or personal or business life into disrepute or into a scandal, or would otherwise negatively affect such Party’s reputation and influence, including through any misconduct or reprehensible behaviour. Notwithstanding the foregoing, no factual response to a regulatory authority, Nasdaq, or any government proceeding, including subpoenas, shall constitute a breach of this provision.

6.	Announcement. The Company’s announcement of the departure of the Departing Parties will be as set out in Exhibit “A” hereto.

7.	Indemnification Agreements. The Departing Parties will each enter into an indemnification agreement in the form attached as Exhibit "B" (the "Indemnity Agreement") which Indemnity Agreement will be executed and delivered by each of the Departing Parties and the Company prior to the Effective Date.

8.	Mutual Releases:

(a)	The Company on its behalf and on behalf of each of its respective shareholders, directors, officers, employees, agents, and other representatives, both current and former, and each of the respective heirs, executors, administrators, legal personal representatives, successors, and assigns of the foregoing do hereby irrevocably and unconditionally release and discharge each of the Departing Parties from any and all Released Claims. “Released Claims” means any and all claims, actions, manners of actions, causes of action, suits, proceedings, executions, judgements, duties, debts, sums of money, accounts, dues, bonds, indemnity, expenses, interest, costs, fines, penalties, contracts, and covenants (whether express or implied), demands, losses, injuries, proceedings and claims for injuries, losses, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained), damages or liabilities whatsoever, whether under statute, contract, common law, or in equity (collectively, “Claims”), which the Company has now, or may have in the future, against the Departing Parties resulting from, relating to or arising out of or in connection with any cause, matter, or thing existing up to and including the Effective Date. The Company represents and warrants that it has not assigned any of the Claims which are the subject of this Agreement and the release.

(b)	The Departing Parties irrevocably and unconditionally release and discharge the Company and its respective shareholders, directors, officers, employees, agents, and other representatives, both current and former, and each of the respective heirs, executors, administrators, legal personal representatives, successors, and assigns from any and all Company Released Claims (as defined below), except for the Company Excluded Claims (as defined below). “Company Claims” means any and all Claims which the Departing Parties have now, or may have in the future, against the Company resulting from, relating to or arising out of or in connection with any cause, matter or thing existing up to and including the date hereof, including without limitation any claims rising from the Departing Parties Employment Agreements. “Company Excluded Claims” means any Claims that the Departing Parties now have, or may have in the future, against the Company resulting from, relating to or arising out of or in connection with: (a) such Departing Party’s rights to indemnity under law or under the Indemnification Agreement; (b) such Departing Party’s rights to contribution or indemnification with respect to coverage under any applicable directors’ and officers’ insurance policy of the Company, if any; or (c) fraud, breach of fiduciary duty, or willful misconduct on the part of the Company. The Departing Parties represent and warrant that they have not assigned any of the Claims which are the subject of this Release.

9.

California Civil Code Section 1542. It is the clear and unequivocal intention of the Parties that this Agreement shall be effective to fully and finally release, discharge, and acquit all claims released pursuant to this Agreement. In furtherance of said intention, the Parties acknowledge that they have read and understand Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of said Civil Code section, the Parties hereby expressly, knowingly, and intentionally waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect under any state or federal law, with respect to all claims released pursuant to this Agreement.

10.	Independent legal advice. Each of the Parties to this Agreement acknowledges that they have obtained legal advice in respect of this Agreement and all issues arising out of or in connection with this agreement and have entered into this Agreement of their own free will.

11.	Entire Agreement. The provisions of this Agreement, and the documents to be entered into pursuant to it, constitute the entire agreement between the Parties with respect to the departure of the Departing Parties, including, as applicable, their resignation as directors and officers of the Company and the termination of their employment with the Company. It sets out the only conduct (including representations, warranties, covenants, conditions, agreements or understandings (whether express or implied)) relied on by the parties and supersedes all such earlier conduct between the parties (whether written or oral) in connection with its subject matter.

12.	Severability. If any part, article, section, clause, paragraph, or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

13.	Governing law. This Agreement is governed by the laws of California and all related matters will be governed by, and construed in accordance with, the laws of California, United States and the federal laws of the United States applicable therein. Any dispute arising from, connected with or relating to this Agreement, or any related matters, must be resolved before the courts of California sitting in the City of Los Angeles and the Parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of these courts in respect of any dispute or matter related to this Agreement.

14.	Equitable Remedies. Each Party hereby acknowledges and agrees that a breach of their obligations under this Agreement would result in damages to the other Party that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by a Party hereto, in addition to all other remedies available to the other Party at law or in equity, such other Party will be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree, or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

15.	Counterparts. This Agreement may be executed in any number of counterparts. All counterparts will together be taken to constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

VERSUS SYSTEMS INC.

By:
Name:
Title:

MATTHEW PIERCE

CRAIG FINSTER

KEYVAN PEYMANI

EXHIBIT A

Resignation Announcement

EXHIBIT B
FORM OF INDEMNIFICATION AGREEMENT

This Agreement is made as of the ______ day of ________, 2024

BETWEEN:

VERSUS SYSTEMS INC.
a corporation incorporated under the laws of British Columbia
(the “Company”)

AND

[●]
(the “Indemnified Party”)

WHEREAS the Company has agreed to provide directors and officers of the Company and its associated corporations (as defined in the Business Corporation Act (British Columbia) (the “Act”)) with indemnification to the full extent permitted by the law.

NOW THEREFORE, in consideration of the background and the covenants contained herein and the sum of $1.00 (one dollar) paid by the Indemnified Party to the Company, the receipt and sufficiency of which consideration is hereby acknowledged, the parties hereto agree as follows:

1.	Indemnification

(a)	The Company hereby agrees to indemnify and save harmless the Indemnified Party (and its heirs) from and against any and all costs, charges and expenses (including, but not limited to, any amount paid to settle any action or to satisfy any judgment), reasonably incurred by the Indemnified Party (or its heirs) in respect of any civil, criminal, administrative, investigative or other proceeding, whether or not any such proceeding is actually commenced, in which the Indemnified Party is or may be involved by reason of being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of the Company or any of its associated corporations as defined in the Act, provided that:

(i)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company; and

(ii)	in the case of a proceeding that is not a civil proceeding, the Indemnified Party had reasonable grounds for believing that its conduct was lawful.

(b)	In addition, and without limitation of Section 1(a) above, the Company agrees:

(i)	to indemnify the Indemnified Party (and its heirs) (and, if requested by the Indemnified Party, advance monies to the Indemnified Party under section 2) in respect of any action by or on behalf of the Company or an associated corporation to procure a judgment in its favour, to which the Indemnified Party is made a party because of the Indemnified Party’s association with the Company or such associated corporation, against all costs, charges and expenses reasonably incurred by him in connection with such action, provided the Indemnified Party is entitled to indemnification pursuant to subsection 1(a) above and subject to the Company obtaining the approval of a Court (pursuant to the Act), if required, to pay such indemnity or make such advance; and

(ii)	if the approval of a Court is required to permit the payment of any indemnity or advance hereunder, the Company agrees to make application for and use its best efforts to obtain the Court’s approval to such payment or advance.

(c)	The intention of this Agreement is to provide the Indemnified Party indemnification to the fullest extent permitted by law and without limiting the generality of the foregoing and notwithstanding anything contained herein:

(i)	nothing in this Agreement shall be interpreted, by implication or otherwise, in limitation of the scope of the indemnification provided in subsections 1(a) and (b) hereof; and

(ii)	subsections 1(a) and 1(b) and section 2 are intended to provide indemnification to the Indemnified Party to the fullest extent permitted by the Act and, in the event that such statute is amended to permit a broader scope of indemnification (including, without limitation, the deletion or limiting of one or more of the provisos to the applicability of indemnification), subsections 1(a) and 1(b) and section 2, as applicable, shall be deemed to be amended concurrently with such amendment so as to provide such broader indemnification.

2.	Advance of Costs

The Company agrees that it will advance monies to the Indemnified Party for the costs, charges and expenses of a civil, criminal or administrative action or proceeding contemplated by section 1 above, promptly at the request of the Indemnified Party, with the understanding and agreement that, in the event it is ultimately determined that the Indemnified Party did not fulfil the conditions described in paragraph 1(a)(i) and 1(a)(ii) above, the Indemnified Party will repay to the Company the monies or the appropriate portion thereof, so paid in advance.

3.	Other Rights and Remedies

Neither the right to indemnification and advance of moneys to cover costs, charges and expenses of the Indemnified Party set out in Sections 1 and 2 above, nor the making of any payment to the Indemnified Party pursuant thereto will be deemed to derogate from or exclude any other rights of indemnification or contribution to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law or under the Articles of the Company or any vote of shareholders of the Company or otherwise.

4.	Right to Retain Independent Counsel

The Company shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of any claim, proceeding or other matter in which the Company has agreed to indemnify the Indemnified Party pursuant to this Agreement. In any such matter the Indemnified Party shall be entitled to retain other counsel to act on its behalf and, without limiting any other indemnification to which the Indemnified Party may be entitled, the fees and disbursements of such other counsel retained by the Indemnified Party shall be paid by the Company provided: (i) the employment of such counsel has been authorized by the Company, and such authorization shall not be unreasonably withheld; or (ii) the Company has not assumed the defense and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Company or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate for any reason, including without limitation because there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Company or that there is a conflict of interest between the Company and the Indemnified Party (in either of which events the Company shall not have the right to assume control of the defense on the Indemnified Party’s behalf). No admission of liability shall be made by either party without the consent of the other party, which consent shall not be unreasonably withheld, and the Company shall not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent, which consent shall not be unreasonably withheld.

5.	Income or Other Tax

Without limiting the generality of the foregoing, should any payment made pursuant to this Agreement be deemed by Canada Revenue Agency or any other taxation authority of Canada or any political subdivision thereof to constitute a taxable benefit or otherwise be or become subject to any tax, then the Company shall pay to the Indemnified Party such additional amount as may be necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for such tax, is equal to the amount of the actual losses, liabilities, claims, damages, costs, charges or expenses against which the Indemnified Party was to be indemnified hereunder.

6.	Effective Time

This Agreement shall be effective as and from the first day that the Indemnified Party became a director, officer or the equivalent thereof of the Company or of any associated corporation, as the case may be.

7.	Legal Advice

The Indemnified Party hereby acknowledges that it has not received any legal advice from the Company and has been advised to seek independent legal advice as [he/she] deems necessary.

8.	Notices

Unless otherwise permitted by this Agreement, all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been fully given or made as of the date delivered or sent if delivered personally or sent by facsimile or as of the following business day if sent by courier or on the fifth business day after the date on which it is mailed if mailed by prepaid registered mail (provided that if there is an interruption in the regular postal service during such period arising out of a strike, walk-out, work slowdown or similar labour dispute in the postal system, all days during such interruption occurs shall not be counted) to the parties hereto at the following addresses:

(a)	if to the Indemnified Party, at:

[●]

(b)	if to the Company, at:

[●]

or to such other address as each party may from time to time notify the other of in writing.

9.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)	to the fullest possible extent, the provisions of this Agreement (including, without limitations, all portions of any paragraphs of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

10.	Governing Law

The parties hereto agree that this agreement shall be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada enforceable therein.

11.	Further Assurances

The parties hereto will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as another party hereto may reasonably request and is necessary or desirable to give effect to the provisions hereof.

12.	Modification and Waiver

This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.	Counterparts

This agreement may be executed by facsimile and in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the date first above written.

VERSUS SYSTEMS INC.

Per:

)
)
)
	)	Witness
[●]	)
)
	)	Name of Witness

Schedule A

Salary Payments

Base Salaries	Annual Base Salary	6 months
Matthew Pierce	$225,000	$112,500
Craig Finster	$225,000	$112,500
Keyvan Peymani	$160,000	$80,000